                                                                     EXHIBIT (j)


                        Consent of Independent Auditors


The Board of Trustees and Shareholders
Hewitt Series Trust:

The Board of Trustees and Interestholders
Master Investment Portfolio:

We consent to the use of our report dated February 11, 2000 on the statement of assets and liabilities of Hewitt Institutional Money Market Fund (formerly Hewitt Money Market fund) (series of Hewitt Series Trust) as of December 31, 1999, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 3 to Registration Statement (No. 333-59221) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated February 11, 2000 on the statement of assets and liabilities of Money Market Master Portfolio (series of Master Investment Portfolio) as of December 31, 1999, and the related statements of operations and statements of changes in net assets for each of the years or periods presented, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                /s/ KPMG LLP

San Francisco, California
August 31, 2000